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Exhibit 99.1—Press Release

Brooks Boveroux, CFO
Photogen Technologies, Inc.
(215) 862-6860

Brian Ritchie
Noonan Russo Presence
(212) 845-4269

Photogen Announces Revised $9 Million Financing

New Hope, Penn., October 16, 2002—Photogen Technologies, Inc. (Nasdaq: PHGN) announced the signing of definitive documents to restructure its previously announced financing. As revised, the Company will sell at least $9.0 million common stock at $0.27 per share. All other terms of the financing remain unchanged. Investors in the transaction include Mi3 LP of Wellesley MA and Oxford Biosciences of Boston.

This financing, and other related transactions, including a restructuring plan to focus the Company's efforts on cardiovascular imaging and lymphography, will be subject to shareholder approval at the Company's annual meeting scheduled to be reconvened on October 31, 2002. Shareholders representing a majority of votes for each transaction have indicated their intention to vote for the respective proposals.

Photogen Technologies, Inc. is developing a platform of innovative products with current development programs focused on cardiovascular imaging (entering Phase 1 clinical studies) and the diagnosis of cancer metastasizing to lymph nodes, or lymphography, (entering Phase 2 clinical studies). Photogen is itself developing PH-50 for cardiovascular applications. N1177, the lymphography product, is being developed in a joint venture with units of Elan Corporation. Elan, through its Nanosystems unit, also manufactures the two products for Photogen utilizing its proprietary nanoparticulate milling technology.

Statements in this release that are not strictly historical are "forward-looking" statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen's actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to develop a product and obtain regulatory approval for its use, to obtain necessary financing to support its development programs, to obtain supplies of drug product and to maintain and defend intellectual property protection for its proprietary products, and avoid infringing intellectual property rights of third parties. These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company's filings from time to time with the Securities and Exchange Commission.

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  Exhibit 99.1—Press Release